AMENDMENT TO
CIENA CORPORATION 2017 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT NO. 1 (this “Amendment”) to the Ciena Corporation 2017 Omnibus Incentive Plan (the “Plan”), which increases the number of shares available for issuance under the Plan by twelve million, two hundred thousand (12,200,000) shares, was adopted by the Board of Directors of Ciena Corporation (the “Company”) on December 11, 2019, and is effective as of April 2, 2020, the date upon which the Amendment received approval of the stockholders of the Company.

The Plan is hereby amended by deleting Section 4.1 and replacing it in its entirety as follows:

“4.1. Number of Shares Available for Awards.

Subject to such additional shares of Stock as shall be available for issuance under the Plan pursuant to Section 4.2, and subject to adjustment pursuant to Section 15, the maximum number of shares of Stock reserved for issuance under the Plan shall be equal to the sum of (a) twenty-one million, one hundred thousand (21,100,000) shares of Stock, plus (b) the number of shares of Stock available for future awards under the 2008 Plan as of the Effective Date, plus (c) the number of shares of Stock related to awards outstanding under the Prior Plans as of the Effective Date that thereafter terminate by expiration or forfeiture, cancellation, or otherwise without the issuance of such shares of Stock (collectively, and in the aggregate, the “Authorized Share Amount”), all of which may be granted as Incentive Stock Options. Stock issued or to be issued under the Plan shall be authorized but unissued shares, or to the extent permitted by Applicable Law, issued shares that have been reacquired by the Company.”

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To record adoption of the Amendment of the Plan by the Board as of December 11, 2019, and approval of the Amendment by the stockholders on April 2, 2020, the Company has caused its authorized officer to execute this Amendment to the Plan.

Ciena Corporation

By:	/s/ David M. Rothenstein
Name: David M. Rothenstein
Title: Sr. VP, General Counsel and Secretary
Date: April 2, 2020